Exhibit 99.1
CLEAR CHANNEL AND CC FINCO ANNOUNCE EXPIRATION AND FINAL
RESULTS OF THE PREVIOUSLY ANNOUNCED TENDER OFFERS FOR CLEAR
CHANNEL’S SENIOR NOTES
San Antonio, TX, December 23, 2008 — Clear Channel Communications, Inc. (“Clear Channel”) announced today the expiration and final results of its previously announced cash tender offer (the “2010 Notes Tender Offer”) to purchase any and all of its outstanding 7.65% Senior Notes due 2010 (CUSIP No. 184502AK8) (the “7.65% Notes”).
Clear Channel also announced the expiration and final results of the previously announced cash tender offers by its indirect wholly-owned subsidiary, CC Finco, LLC (“CC Finco”), for (1) Clear Channel’s outstanding 6.25% Senior Notes due 2011 (CUSIP No. 184502AY8) (the “6.25% Notes”) and Clear Channel’s outstanding 4.40% Senior Notes due 2011 (CUSIP No. 184502AR3) (the “4.40% Notes” and, together with the 6.25% Notes, the “2011 Notes”) (the “2011 Notes Tender Offer”), and (2) for Clear Channel’s outstanding 5.00% Senior Notes due 2012 (CUSIP No. 184502AU6) (the “5.00% Notes”) and Clear Channel’s outstanding 5.75% Senior Notes due 2013 (CUSIP No. 184502AP7) (the “5.75% Notes” and, together with the 5.00% Notes, the “2012/2013 Notes”) (the “2012/2013 Notes Tender Offer” and, collectively with the 2010 Notes Tender Offer and the 2011 Notes Tender Offer, the “Tender Offers”). The 7.65% Notes, the 2011 Notes and the 2012/2013 Notes are referred to herein collectively as the “Notes.”
The tender offer and early participation date for each Tender Offer expired at 8:00 a.m., New York City time, on December 23, 2008.
Clear Channel has accepted for purchase all of the 7.65% Notes validly tendered (and not validly withdrawn) in the 2010 Notes Tender Offer. The aggregate principal amount of the 7.65% Notes validly tendered (and not validly withdrawn) pursuant to the 2010 Notes Tender Offer was $252,403,000, representing approximately 65.38% of outstanding 7.65% Notes. After the settlement of the 2010 Notes Tender Offer, $133,681,000 aggregate principal amount of the 7.65% Notes will remain outstanding. The total consideration payable per $1,000 principal amount of 7.65% Notes is $650 (plus accrued and unpaid interest as described below). Clear Channel intends to fund payment for the 7.65% Notes purchased in the 2010 Notes Tender Offer with the second of three borrowings permitted to be drawn under its existing delayed draw term loan facility to purchase, redeem or repay the 7.65% Notes.
CC Finco has accepted for purchase all of the 2011 Notes validly tendered (and not validly withdrawn) in the 2011 Notes Tender Offer. The aggregate principal amount of the 6.25% Notes validly tendered (and not validly withdrawn) pursuant to the 2011 Notes Tender Offer was $27,059,000, representing approximately 3.61% of outstanding 6.25% Notes. The total consideration payable per $1,000 principal amount of 6.25% Notes is $320 (plus accrued and unpaid interest as described below). The aggregate principal amount of the 4.40% Notes validly tendered (and not validly withdrawn) pursuant to the 2011 Notes Tender Offer was $26,721,000, representing approximately 10.69% of outstanding 4.40% Notes. The total consideration payable per $1,000 principal amount of 4.40% Notes is $250 (plus accrued interest as described below).
CC Finco has accepted for purchase all of the 2012/2013 Notes validly tendered (and not validly withdrawn) in the 2012/2013 Notes Tender Offer. The aggregate principal amount of the 5.00% Notes validly tendered (and not validly withdrawn) pursuant to the 2012/2013 Notes Tender Offer was $24,200,000, representing approximately 8.07% of outstanding 5.00% Notes. The total consideration payable per $1,000 principal amount of 5.00% Notes is $200 (plus accrued and unpaid interest as described below). The aggregate principal amount of the 5.75% Notes validly tendered (and not validly withdrawn) pursuant to the 2012/2013 Notes Tender Offer was $24,261,000, representing approximately 4.85% of outstanding 5.75% Notes. The total consideration payable per $1,000 principal amount of 5.75% Notes is $175 (plus accrued and unpaid interest as described below).
Clear Channel and CC Finco, as applicable, will pay to The Depository Trust Company the total consideration payable to holders in the Tender Offers, and Global Bondholder Services Corporation, the depositary for the Tender Offers, will irrevocably instruct The Depository Trust Company to pay to the validly tendering holders the total tender offer consideration, including accrued and unpaid interest on the accepted Notes from the last applicable interest payment date to, but not including, the actual date of settlement.
Additional Information
Citi acted as the dealer manager for the Tender Offers. Global Bondholder Services Corporation is the Information Agent and Depositary for the Tender Offers. Questions regarding the Tender Offers should be directed to Citi at (800) 558-3745 (toll-free) or (212) 723-6106 (collect). Requests for documentation should be directed to Global Bondholder Services Corporation at (212) 430-3774 (for banks and brokers only) or (866) 873-7700 (for all others toll-free). This announcement is for informational purposes only. This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to any Notes. The Tender Offers were made solely pursuant to the applicable Offer to Purchase and related documents. The Tender Offers were not made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws required the Tender Offers to be made by a licensed broker or dealer, the Tender Offers were deemed to be made on behalf of Clear Channel or CC Finco, as the case may be, by the dealer manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.
Clear Channel Communications, Inc., headquartered in San Antonio, Texas, is a global leader in the out-of-home advertising industry with radio stations and outdoor displays in various countries around the world. CC Finco, LLC, headquartered in San Antonio, Texas, is a newly-formed, indirect wholly-owned subsidiary of Clear Channel.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements based on current Clear Channel and CC Finco management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Clear Channel’s or CC Finco’s ability to control or predict. Neither Clear Channel nor CC Finco undertakes any obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Contact
Clear Channel Communications, Inc.
Investor Relations Department, 210-822-2828